Exhibit 99.1
Franklin Bank Corp. Sells Common Stock
HOUSTON, June 20 /PRNewswire-FirstCall/ — Franklin Bank Corp. (Nasdaq: FBTX; Amex: FBK-P) today announced that it had received binding commitments for the purchase of $23.3 million of common stock at $15.70 per share from a group of investors and its officers, employees and directors. SMH Capital Inc. acted as placement agent for Franklin in the previously announced registered direct offering of shares of common stock. Sales of shares were made pursuant to Franklin’s existing shelf registration statement filed with the Securities and Exchange Commission.
Franklin expects net proceeds of approximately $22.4 million after payment of fees and expenses related to the offer and sale of the shares. The net proceeds will be used for general corporate purposes and to enhance the capital of Franklin Bank, S. S. B.
Corporate Overview
Franklin Bank Corp., headquartered in Houston, Texas, was formed in April 2002. Franklin’s common stock initiated trading on the NASDAQ in December 2003 under the ticker symbol FBTX. In May 2006, Franklin raised additional capital through a Preferred Stock offering that is now trading on the AMEX under the ticker symbol FBK-P.
Franklin’s community banking philosophy focuses on a high growth commercial lending approach outside the major metropolitan cities in Texas. In addition to its corporate headquarters in Houston, there are currently 45 community banking offices in Texas, 7 regional commercial lending offices, and 47 mortgage loan production offices located throughout the United States.
Through its subsidiary, Franklin Bank S.S.B., Franklin offers a wide variety of commercial products that allows it to serve customers in communities, as well as on a national basis. Franklin Bank focuses on providing high-quality personalized service through its “trusted financial advisors” and strives to meet all of the financial needs of its customers. In addition to various deposit and loan products, Franklin Bank offers retail brokerage services. For more information, you can visit its website at http://www.bankfranklin.com . Franklin Bank is FDIC insured and an equal housing lender.
Forward Looking Statements
This news release includes forward-looking statements. Although Franklin believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in the periodic reports of Franklin Bank Corp. as filed with the Securities and Exchange Commission.
Contact: Kris Dillon of Franklin Bank Corp., +1-713-339-8913, kdillon@bankfranklin.com.